UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 26, 2002
                                                         -----------------

                         Environmental Power Corporation
                         -------------------------------
             (Exact name of registrant as specified in its charter)


Delaware                          0-15472                  04-2782065
--------                          -------                  ----------
(State or other jurisdiction      (Commission              (IRS Employer
of incorporation)                 File Number)             Identification No.)


           One Cate Street, 4th Floor, Portsmouth, New Hampshire 03801
                    (Address of principal executive offices)


                                 (603) 431-1780
              (Registrant's telephone number, including area code)


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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits

99 Letter to Shareholders of Environmental Power Corporation ("POWR"), dated November 15, 2002, to be included in Third Quarter 2002 brochure to shareholders.

Item 9.  Regulation FD Disclosure

The Shareholders Letter for the 3rd Quarter attached as Exhibit 99 hereto is furnished pursuant to Regulation FD. It is not filed.

Cautionary Statement

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements. Certain statements made in the exhibit to this report, such as statements concerning estimated market potential and target markets, expectations as to Microgy's profitable production of renewable energy, beliefs as to investment in the future which will greatly increase shareholder value in the long-term, beliefs as to the growth segment of our business being the generation of electricity from agricultural wastes, efforts relating to our Wisconsin contract, expectations concerning the New England/New York dairy shed, as well as efforts in Florida, Idaho and California, debt and equity financing for Microgy and continued aggressive growth strategy and anticipated demand for our product and services and other statements contained herein which are not historical facts are forward looking statements as such term is defined in the Act. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects", "will" and similar expressions are intended to identify forward-looking statements. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties involving development stage companies, financing requirements and uncertainties, difficulties involved in executing on a business plan, technological uncertainties, risks relating to managing and integrating acquired businesses, volatile and unpredictable developments (including plant outages and repair requirements), the difficulty of estimating construction, development, repair and maintenance costs and timeframes, the uncertainties involved in estimating insurance and implied warranty recoveries, if any, the inability to predict the course or outcome of any negotiations with parties involved with POWR's or Microgy Cogeneration Systems, Inc.'s projects, uncertainties relating to general economic and industry conditions, the amount and rate of growth in expenses, uncertainties relating to government and regulatory policies, the legal environment, intellectual property issues, the competitive environment in which POWR and Microgy operate and other factors, including those described in POWR's filings with the Securities and Exchange Commission, including the section "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Impact Future Results" of POWR's Quarterly Report on Form 10-Q for the period ended September 30, 2002. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. POWR undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   ENVIRONMENTAL POWER CORPORATION


November 26, 2002                        By:
                                         /s/ R. Jeffrey Macartney
                                         ------------------------
                                         R. Jeffrey Macartney
                                         Treasurer and
                                         Chief Financial Officer
                                         (principal accounting officer
                                         and authorized officer)


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                                                                  Exhibit 99

November 15, 2002


Dear Shareholders,

Environmental Power Corporation ("POWR") reported net income for the three months ended September 30, 2002 of $875,839, or 4 cents per share (basic and diluted), as compared to net income of $922,030, or 6 cents per share (basic) and 5 cents per share (diluted), for the three months ended September 30, 2001. Net income for the nine months ended September 30, 2002 amounted to $899,981, or 4 cents per share (basic and diluted), as compared to net income $1,692,496, or 13 cents per share (basic and diluted), for the nine months ended September 30, 2001. The average outstanding shares used to determine basic earnings per share for the three months ended September 30 were 20,600,872 shares in 2002 versus 15,547,945 shares in 2001. The average outstanding shares used to determine basic earnings per share for the nine months ended September 30 were 20,298,245 shares in 2002 versus 12,802,339 shares in 2001.

Power generation revenues for the three months ended September 30, 2002 amounted to $14,683,232, as compared to $13,914,475 for the same period in 2001. Power generation revenues for the nine months ended September 30, 2002 amounted to $40,773,693, as compared to $39,494,244 for the same period in 2001.

When reviewing the "numbers", it is critical to separate the results of our two business segments - Scrubgrass Generating Facility ("Scrubgrass") and Microgy Cogeneration Systems, Inc. ("Microgy") - in order to gain a clearer picture of our true financial performance. Scrubgrass, the 83MW waste coal fired generating facility in which we own a 22-year leasehold interest, is a profitable, established business. Microgy, our new anaerobic digestion enterprise that we expect will in the future profitably produce renewable energy from extracted methane gas found in animal wastes, is a development stage business with an estimated target market of approximately $14 billion, including an initial target market of $7 billion. Basically, nearly all of our profits and cash flow from Scrubgrass are being used to build Microgy. Although, in the short run our profits are depressed when compared to the prior year, we believe that this is reflecting an investment in the future which will greatly increase shareholder value in the long-term.

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Scrubgrass has been operating at record levels of capacity, production and revenues during the quarter and for the year to date. Pre-tax profits for the first nine months of 2002 have increased 94% from $2,350,414 in 2001 to $4,562,581 for the current year.

At Scrubgrass, we use an alternative fuel, waste coal, to power our plant.
Waste coal was not commercially usable and generally was left behind at mining sites after commercial operations ceased. At this plant, we implemented a power generation technology which allows us to be commercially profitable burning the waste coal which, over time, would otherwise continue to leach acid drainage into the regional aquifer. As we pick up and combust our "waste" fuel, we clean the surface of the polluted site. When we return our ash to that site, the land is neutralized by its alkalinity and the site is further reclaimed to a meadow. The state of Pennsylvania estimates that we save the state one to two million dollars in clean up cost each year we operate the Scrubgrass plant, while at the same time we provide power to 83,000 Pennsylvania residents and a positive return to our shareholders.

The attributes and success of Scrubgrass exemplify our mission: "Doing Well by Doing Good."

The following table will help you understand the results of Scrubgrass and our investment in the future of Microgy (with Microgy results included beginning July 23, 2001 when we acquired Microgy).




                                                                        Renewable
                                                   Waste Coal            Energy
                                                   Scrubgrass            Microgy             Other             Consolidated
                                              ------------------- -------------------- ----------------- -----------------------
Nine Months Ended 9/30/02:
Pre-tax income                                      4,562,581           (2,039,837)         (268,362)              2,254,382
Identifiable assets                                82,065,756            8,494,181           657,353              91,217,290

Nine Months Ended 9/30/01:
Pre-tax income                                      2,350,414             (137,041)          620,123               2,833,496
Identifiable assets                                73,809,797            6,873,543         2,286,793              82,970,133




As reiterated many times to shareholders, we believe that the growth segment of our business will be the generation of electricity from agricultural wastes. EPC is making large investments of both our human capital and financial resources into our Microgy subsidiary in order to implement our business plan strategy for a national "roll out" of our anaerobic digestion/ electric generation technology. We are encouraged by our progress to date despite a veritable crisis in the energy sector of our already weak economy and the related difficulty in project and corporate finance. There is continued progress with the engineering and documentation, as well as discussions with funding sources needed to implement the previously announced contract with Wisconsin Public Service Corp, and bring that potential transaction to economic reality. Our role in that project has already led us to discussion with other upper mid-west utilities and has and will continue to serve as an anchor to our presence in this important agricultural region.

We have also succeeded in producing a very important relationship with Vermont Public Power Supply Authority (VPPSA) which we expect will allow us to "plant our flag" in the important New England/ New York dairy shed. Further, we have established a key dialogue with Florida utilities to establish our presence in the southeastern agricultural region, as well as in Idaho, the Nation's 4th largest dairy state. As to California, our largest potential market, we are studying, planning and interviewing management executives with an eye to a major entry into that market when we have completed our current efforts to attract additional capital and credit facilities for Microgy.

During the third quarter, we completed a small private placement of EPC shares which generated over $1 million of new corporate equity. In addition, we are seeking debt and equity financing for Microgy. We believe that these funds, if secured, will enable our continued aggressive growth strategy and permit us to respond to the anticipated demand for our product and services.

Finally, during the third quarter, we assisted Harvard Business School with preparation of its case study materials describing EPC's plans and strategies as well as the questions which are raised by our attempts to grow dramatically through deployment of our manure to energy systems. This case will be presented to select world leaders from agribusiness and government at conferences in November and January. We are honored to have been selected as a worthy "case subject" and we are excited to have our ideas and strategies tested by the world's leaders of the agricultural community. Even more importantly, we look forward to gaining valuable insights and advice from a multitude of the best minds in our field.

Things remain very active at our offices and the atmosphere and prospects are very exhilarating to our team. However, we must all recognize that this is a very difficult economic environment which has significantly impacted the availability of debt and equity capital within our industry. We believe strongly that we can "make it happen", but the risks are great and we are forced to maintain a "plan B" option as well.

Please keep an eye on our website and watch for our new releases to remain informed of timely, appropriate information about our Company and its progress. Also, feel free to contact us and we will make every effort to respond to your questions and inquiries.

Sincerely,

/s/ Joseph E. Cresci                      /s/ Donald A. Livingston

Joseph E. Cresci                          Donald A. Livingston
Chairman and CEO                          President

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